Exhibit 99.1

400 S. LaSalle Street

Chicago, IL  60605

NEWS RELEASE

FOR IMMEDIATE RELEASE

CBOE HOLDINGS, INC. REPORTS THIRD QUARTER 2010 RESULTS

• Revenues Up 8 Percent to $106.0 Million

• Third Quarter Adjusted Net Income Increases 41 Percent to $27.0 Million(1); Adjusted Diluted EPS of $0.26(1)

• Third Quarter GAAP Net Income Up 7 Percent to $20.5 Million; Diluted EPS of $0.20

• Average Transaction Fee Per Contract Increases 15 Percent

(1)  A full reconciliation of our non-GAAP results to our GAAP results for the 2010 reporting periods is included in the attached tables. There are no adjustments relating to the prior year periods.  See “Non-GAAP Information” in the accompanying financial tables.

CHICAGO, November 4, 2010 — CBOE Holdings, Inc. (NASDAQ: CBOE) today reported third quarter 2010 GAAP net income of $20.5 million, an increase of 7 percent compared with $19.2 million in the third quarter of 2009.  GAAP diluted earnings per share were $0.20 compared with $0.21 in the third quarter of 2009.

Adjusted net income, which excludes the impact of the accelerated recognition of stock-based compensation expense, was $27.0 million for the third quarter of 2010, an increase of 41 percent compared with adjusted net income of $19.2 million in the third quarter of 2009.  Adjusted diluted earnings per share were $0.26 compared with $0.21 in the third quarter of 2009.  During the quarter, the company accelerated the recognition of stock-based compensation expense tied to employment agreements with certain executives for an after tax effect of $6.5 million, or $0.06 per diluted share.

For the nine months ended September 30, 2010, the company reported GAAP net income of $68.0 million, or $0.71 per diluted share, on total operating revenues of $319.7 million.  For the comparable period last year, the company reported GAAP net income of $71.5 million, or $0.79 per diluted share, on operating revenues of $305.2 million.  Adjusted net income for the first nine months of 2010 was $74.5 million, or $0.78 per diluted share.

“Solid third quarter operating results demonstrate CBOE Holdings’ ability to deliver in the short term while continuing to invest in initiatives to drive long-term growth,” said William J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer.  “I’m pleased with our performance, particularly given an economic backdrop that dampened trading volume industry wide during the period.  We are encouraged by recent signs that volume is returning to stronger levels, and continue to take actions to drive future growth such as the recent launch of C2, our new all-electronic exchange.  We are confident that our commitment to cost control, customer service, product innovation and options education will enable CBOE Holdings to deliver value for our shareholders over the long run.”

“Our third quarter results demonstrate the discipline with which we continue to manage our business,” commented Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer.  “Our results benefited from our new post-demutualization trading permit program and lower expenses.  Moving forward, we remain focused on achieving profitable growth, maintaining stringent cost controls and continuing to identify additional growth opportunities.”

— more —

The table below highlights CBOE Holdings’ operating results for the comparative quarters and nine-month periods ended September 30, 2010 and 2009.

Key Statistics and Financial Highlights:

($ in millions, except per share and fee per contract)	3Q 2010	3Q 2009	Y/Y	YTD 2010	YTD 2009	Y/Y
Key Statistics:
Average Daily Volume	3.73	4.49	-17%	4.52	4.56	-1%
Total Trading Volume	238.4	287.2	-17%	850.7	857.5	-1%
Average Transaction Fee Per Contract	$0.306	$0.266	15%	$0.294	$0.277	6%
GAAP Financial Highlights:
Total Operating Revenues	$106.0	$98.2	8%	$319.7	$305.2	5%
Total Operating Expenses	71.1	65.2	9%	204.2	184.3	11%
Operating Income	34.9	33.0	6%	115.5	120.9	-4%
Operating Margin %	33.0%	33.6%	-0.6 pts	36.1%	39.6%	-3.5 pts
Net Income	$20.5	$19.2	7%	$68.0	$71.5	-5%
Diluted EPS	$0.20	$0.21	-5%	$0.71	$0.79	-10%
Adjusted Financial Highlights(1):
Total Operating Expenses	$60.1	$65.2	-8%	$193.3	$184.3	5%
Operating Income	45.9	33.0	39%	126.5	120.9	5%
Operating Margin %	43.3%	33.6%	9.7 pts	39.6%	39.6%	—
Net Income	$27.0	$19.2	41%	$74.5	$71.5	4%
Diluted EPS	$0.26	$0.21	24%	$0.78	$0.79	-1%

(1)  A full reconciliation of our non-GAAP results to our GAAP results for the 2010 reporting periods is included in the attached tables. There are no adjustments relating to the prior year periods.  See “Non-GAAP Information” in the accompanying financial tables.

Revenues

Total operating revenues for the third quarter increased $7.8 million, or 8 percent, to $106.0 million.  This increase was primarily driven by a $13.5 million increase in access fees tied to a new trading access program.  On July 1, 2010, CBOE began charging monthly fees to trading permit holders.  Prior to the company’s demutualization, trading permit holders that were CBOE members, or seat holders, were not assessed an access fee; the fee was only assessed to temporary members and interim trading permit holders.  The increase in access fees was partially offset by a $3.4 million decline in transaction fees and a $1.4 million decrease in exchange services and other fees.

Transaction fees in the third quarter decreased 4 percent compared with the same period last year, reflecting a 17 percent decline in trading volume, substantially offset by a 15 percent increase in the average transaction fee per contract.  Trading volume for the third quarter was 238.4 million contracts, or 3.73 million contracts per day, versus 287.2 million contracts, or 4.49 million contracts per day, in the third quarter of 2009.  The average transaction fee per contract was $0.306 for the quarter compared with $0.266 in the third quarter of 2009.

The increase in the average transaction fee per contract primarily resulted from a shift in the volume mix and lower volume discounts.  In the third quarter, higher margin index options accounted for a larger percentage of options contracts traded, representing 25.2 percent of total options contracts traded versus 19.1 percent in the third quarter of 2009.  The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for the Chicago Board Options Exchange (CBOE) and the CBOE Futures Exchange (CFE).

Exchange services and other fees were lower in the quarter, primarily due to the elimination of the hybrid electronic quoting fee and lower revenue from data services fees.

Expenses

Total third-quarter GAAP operating expenses grew $5.9 million to $71.1 million, primarily due to an $11.0 million pretax charge for the accelerated recognition of stock-based compensation expense.  The company recorded this expense in the quarter to recognize the remaining fair value of the stock-based compensation awards granted to certain executives due to provisions contained in their employment agreements, including $6.7 million which should have been recorded in the second quarter.  The Company determined that the exclusion of this expense adjustment to the second quarter 2010 financial statements was not material and accordingly a restatement of those financial statements was not necessary.  The company expects to recognize an additional $2.0 million of accelerated stock-based compensation expense in the fourth quarter of 2010.  Stock-based compensation expense to be recognized over the remaining vesting period will be reduced by the accelerated expense.

Adjusted operating expenses, which excludes the accelerated recognition of stock-based compensation expense, for the third quarter of 2010 declined $5.1 million, or 8 percent, to $60.1 million, compared with $65.2 million in the third quarter of 2009.  Core operating expenses for the third quarter of 2010 declined $2.1 million to $39.2 million.  Core operating expenses represent total operating expenses less depreciation and amortization, accelerated stock-based compensation expense and volume-based expenses.  Volume-based expenses include royalty fees and trading volume incentives.

Core operating expenses for the 2010 third quarter include $4.0 million for the recognition of continuing stock-based compensation expense related to restricted stock grants awarded on June 15, 2010, but not the previously mentioned accelerated stock-based compensation expense.  Core operating expenses, excluding the continuing stock-based compensation expense decreased $6.1 million, or 15 percent in the quarter.

Volume-based expenses of $13.8 million in the third quarter of 2010 decreased $3.2 million compared with last year’s third quarter due to a $4.4 million decrease in trading volume incentives, offset somewhat by a $1.2 million increase in royalty fees.  The decrease in trading volume incentives is primarily related to lower volume in equity and ETF options, which decreased 27 percent and 15 percent, respectively.  The increase in royalty fees is directly related to higher trading volume in CBOE’s licensed index products, with total volume in index options up 9 percent over last year’s third quarter.

Operating Margin

The company’s operating margin on a GAAP basis was 33.0 percent for the third quarter 2010 compared with 33.6 percent in the same period last year.  On an adjusted basis, the company’s operating margin increased 970 basis points to 43.3 percent for the third quarter, reflecting the company’s stringent focus on controlling expenses.

Third Quarter 2010 Operational Highlights and Recent Developments:

•                  On September 20, 2010, CBOE began disseminating calculations on two new volatility benchmark indexes based on options on futures contracts listed on CME Group exchanges. The CBOE/NYMEX WTI Volatility Index (ticker symbol OIV) and the CBOE/COMEX Gold Volatility Index (ticker symbol GVX) are the first in a series of new volatility benchmark indexes to be created as a result of the licensing agreement between CBOE and CME that was first announced in March 2010. Under this licensing agreement, CBOE will receive a percentage of the revenues generated.

•                  On September 28, 2010, the CBOE Futures Exchange introduced trading in its first options on a futures contract - weekly options on VIX futures (ticker symbol - VOW).

•                  On October 29, 2010, C2 Options Exchange, a new all-electronic exchange, began operations.  C2 plans to list substantially all of the most active options classes and series in the Penny Pilot Program using a measured roll-out over a period of several weeks.  C2 is structured to support a fully electronic marketplace for CBOE’s flagship product, S&P 500 Index Options (SPX), which is expected to launch in the first quarter of 2011.  C2 has a flexible structure, which provides greater strategic flexibility and offers broader opportunities in a highly competitive and rapidly changing options environment.

•                  On November 1, 2010, CBOE reported that average daily volume (ADV) in October was 4.3 million contracts, a 14-percent increase from September 2010 ADV of 3.8 million contracts and a six-percent decline from October 2009 ADV of 4.6 million contracts.

Financial Guidance

CBOE Holdings currently expects the following for the fourth quarter of 2010:

•                  Continuing stock-based compensation expense of $3.1 to $3.3 million and accelerated stock-based compensation expense of approximately $2.0 million, which will be excluded from adjusted earnings.  This expense is included in employee costs.

•                  Depreciation and amortization expense of $8.3 to $8.6 million.  Increase in depreciation expense expected in the fourth quarter of 2010 compared with third quarter 2010 is due to the launch of C2.

Tender Offers

On October 13, 2010, CBOE Holdings launched two concurrent tender offers for 6,648,570 shares of its Class A-1 common stock and for 6,648,570 shares of its Class A-2 common stock, each at a price of $22.50 per share.  The tender offers are scheduled to expire on Friday, November 12, 2010.

Dividend

On November 2, 2010, CBOE Holdings, Inc. announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share.  The dividend is payable December 24, 2010, to shareholders of record at the close of business on December 3, 2010.

Earnings Conference Call

Executives of CBOE Holdings will host a conference call to review its third quarter financial results today, November 4, 2010, at 8:30 a.m. EDT / 7:30 a.m. CDT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers.  Telephone participants should place calls ten minutes prior to the start of the call.

The webcast will be archived on the company’s website for replay.  A telephone replay of the earnings call also will be available from approximately noon EDT, November 4, through midnight, November 18, by calling (800) 642-1687 within the U.S. and Canada, or (706) 645-9291 for international callers, using replay code13316255.

About CBOE Holdings

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE) and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading and is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports the CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the AAA-rated Options Clearing Corporation (OCC).

Forward-Looking Statements

This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including, without limitation, statements regarding operating strategies, future plans and financial results. Forward-looking statements may be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “predict”, “project” or similar words, phrases or expressions.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements made herein. Among the factors that might affect our performance are: legislative or regulatory changes affecting the options markets, including a possible cap of transaction fees; changes in law or government policy, including changes relating to the recently enacted or proposed legislation relating to the current economic crisis; changes to the tax treatment for options trading, including the possible imposition of a transaction tax on options transactions; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to maintain our growth effectively; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to preserve and maintain our exclusive licenses; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers; the ability of our compliance and risk management methods to effectively monitor and manage our risks; changes in price levels and volatility in the derivatives markets and in the equity markets in general; economic, political and market conditions, including the recent volatility of the capital and credit markets and the impact of current economic conditions on the trading activity of our current and potential customers; our ability to continue to generate funds to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading activity; and the unfavorable resolution of material legal proceedings.

The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 under the heading “Forward-Looking Statements” and/or “Risk Factors,” and other reports filed by the Company from time to time with the SEC. Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:	Analyst Contact:
Gail Osten	Debbie Koopman
(312) 786-7123	(312) 786-7136
osten@cboe.com	koopman@cboe.com

Gary Compton
(312) 786-7612
comptong@cboe.com

Trademarks

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CFE® , CBSX® and CBOE Stock Exchange® are registered trademarks of Chicago Board Options Exchange, Incorporated (CBOE).  SPXSM, BXMSM, The Options InstituteSM, WeeklysSM , C2SM and CBOE Futures ExchangeSM are service marks of CBOE.  All other trademarks and servicemarks are the property of their respective owners.

CBOE-F

CBOE Holdings, Inc.

Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	3Q 2010	2Q 2010	1Q 2010	4Q 2009	3Q 2009
PRODUCT:
Equities	1,867	2,579	2,396	2,299	2,562
Indexes	935	1,262	1,109	965	856
Exchange-traded funds	908	1,451	1,040	1,078	1,065
Total Options Average	3,710	5,292	4,545	4,342	4,483
Futures	15	18	10	8	5
Total Average Daily Volume	3,725	5,310	4,555	4,350	4,488

Average Transaction Fee Per Contract by Product

	3Q 2010	2Q 2010	1Q 2010	4Q 2009	3Q 2009
Trading Days	64	63	61	64	64
PRODUCT:
Equities	$0.182	$0.162	$0.184	$0.172	$0.171
Indexes	0.598	0.580	0.597	0.563	0.574
Exchange-traded funds	0.236	0.217	0.236	0.233	0.237
Total Options Average Transaction Fee	0.300	0.277	0.297	0.274	0.264
Futures	1.661	1.717	1.952	2.186	1.938
Total Average Transaction Fee Per Contract	$0.306	$0.281	$0.300	$0.278	$0.266

Transaction Fees by Product (in thousands)

	3Q 2010	2Q 2010	1Q 2010	4Q 2009	3Q 2009
PRODUCT:
Equities	$21,809	$26,342	$26,855	$25,287	$28,034
Indexes	35,798	46,105	40,379	34,771	31,431
Exchange-traded funds	13,702	19,850	14,954	16,087	16,155
Total Options Fees	$71,309	$92,297	$82,188	$76,145	$75,620
Futures	1,576	1,786	1,223	1,123	661
Total Transaction Fees	$72,885	$94,083	$83,411	$77,268	$76,281

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance.  The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted income before income taxes, adjusted income tax provision, adjusted net income and adjusted diluted net income per common share.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Core operating expenses is the company’s operating expenses after excluding (i) depreciation and amortization expense, (ii) accelerated stock-based compensation expense and (iii) volume-based expenses.

	Three months ended Sept 30,		Nine months ended Sept 30,
	2010	2009	2010	2009
Total Operating Expenses	$71,082	$65,197	$204,226	$184,346
Less:
Depreciation and amortization	7,099	6,884	21,701	20,653
Accelerated stock-based compensation expense	10,965	-	10,965	-
Volume-based expenses:
Royalty fees	9,226	8,012	31,643	23,793
Trading volume incentives	4,594	8,981	15,629	21,483
Core Operating Expenses (non-GAAP):	$39,198	$41,320	$124,288	$118,417
Less: Continuing stock-based compensation expense	(3,963)	-	(4,599)	-
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$35,235	$41,320	$119,689	$118,417
Detail of Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)
Employee costs (excluding stock-based compensation expense)	$19,715	$22,046	$64,856	$63,259
Data processing	4,304	5,727	14,541	15,978
Outside services	6,293	8,918	24,457	23,003
Travel and promotional expenses	2,702	2,372	7,897	7,795
Facilities costs	1,440	1,216	4,139	4,165
Other expenses	781	1,041	3,799	4,217
Total	$35,235	$41,320	$119,689	$118,417

Each financial measure presented below is adjusted from its respective GAAP category to reflect the pretax and after tax impact of the recognition of accelerated stock-based compensation expense as shown in the table below.

CBOE Holdings, Incorporated and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2010

	Three months ended Sept 30, 2010			Nine months ended Sept 30, 2010
(in thousands, except per share amounts)	Reported (GAAP)	Adjustment for accelerated stock-based compensation	Non-GAAP Measures	Reported (GAAP)	Adjustment for accelerated stock-based compensation	Non-GAAP Measures
Total Operating Expenses	$71,082	$(10,965)	$60,117	$204,226	$(10,965)	$193,261
Operating Income	$34,933	$10,965	$45,898	$115,487	$10,965	$126,452
Operating Margin	33.0%		43.3%	36.1%		39.6%
Income Before Income Taxes	$34,698	$10,965	$45,663	$114,667	$10,965	$125,632
Income Tax Provision	$14,244	$4,461	$18,705	$46,648	$4,461	$51,109
Net Income	$20,454	$6,504	$26,958	$68,019	$6,504	$74,523
Diluted Net Income per Common Share	$0.20	$0.06	$0.26	$0.71	$0.07	$0.78

CBOE Holdings, Incorporated and Subsidiaries

Condensed Consolidated Statements of Income

Three and Nine Months Ended September 30, 2010 and 2009

	Three months ended Sept 30,		Nine months ended Sept 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
	(unaudited)
Operating Revenues:
Transaction fees	$72,885	$76,281	$250,378	$237,238
Access fees	18,484	4,973	22,985	17,593
Exchange services and other fees	3,974	5,391	12,817	17,249
Market data fees	4,881	5,128	16,256	15,613
Regulatory fees	3,388	4,062	11,409	11,894
Other revenue	2,403	2,364	5,868	5,662
Total Operating Revenues	106,015	98,199	319,713	305,249

Operating Expenses:
Employee costs	34,643	22,046	80,420	63,259
Depreciation and amortization	7,099	6,884	21,701	20,653
Data processing	4,304	5,727	14,541	15,978
Outside services	6,293	8,918	24,457	23,002
Royalty fees	9,226	8,012	31,643	23,793
Trading volume incentives	4,594	8,981	15,629	21,483
Travel and promotional expenses	2,702	2,372	7,897	7,795
Facilities costs	1,440	1,216	4,139	4,165
Other expenses	781	1,041	3,799	4,217
Total Operating Expenses	71,082	65,197	204,226	184,345

Operating Income	34,933	33,002	115,487	120,904

Other Income / (Expense):
Investment income	158	191	393	1,083
Net loss from investment in affiliates	(168)	(197)	(542)	(674)
Interest and other borrowing costs	(225)	(220)	(671)	(655)
Total Other Income / (Expense)	(235)	(226)	(820)	(246)

Income Before Income Taxes	34,698	32,776	114,667	120,658
Income Tax Provision	14,244	13,616	46,648	49,111
Net Income	$20,454	$19,160	$68,019	$71,547

Net income per common share
Basic	$0.20	$0.21	$0.71	$0.79
Diluted	0.20	0.21	0.71	0.79
Weighted average shares used in computing income per share:
Basic	102,103	90,733	95,065	90,733
Diluted	102,103	90,733	95,065	90,733

CBOE Holdings, Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2010 and December 31, 2009

	September 30,	December 31,
(in thousands, except par value and share information)	2010	2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$322,936	$383,730
Accounts receivable - net of allowances of $99 and $87	36,577	30,437
Marketing fee receivable	7,203	8,971
Income taxes receivable	14,548	1,583
Prepaid medical benefits	89	2,085
Other prepaid expenses	5,181	3,719
Settlement receivable	—	2,086
Other current assets	571	452
Total Current Assets	387,105	433,063
Investments in Affiliates	14,371	3,090
Land	4,914	4,914
Property and Equipment:
Construction in progress	21,689	20,704
Building	60,917	60,837
Furniture and equipment	219,926	213,375
Less accumulated depreciation and amortization	(216,582)	(203,665)
Total Property and Equipment—Net	85,950	91,251
Other Assets:
Software development work in progress	10,471	6,952
Data processing software and other assets (less accumulated amortization - 2010 - $104,282; 2009 - $95,530)	27,813	32,678
Total Other Assets—Net	38,284	39,630
Total	$530,624	$571,948

Liabilities and Stockholders’/Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$35,103	$42,958
Marketing fee payable	7,812	9,786
Deferred revenue	11,788	207
Post-retirement medical benefits	24	96
Settlement payable	—	305,688
Total Current Liabilities	54,727	358,735

Long-term Liabilities:
Post-retirement medical benefits	1,509	1,444
Income taxes payable	3,654	2,815
Other long-term liabilities	4,010	244
Deferred income taxes	17,582	20,576
Total Long-term Liabilities	26,755	25,079
Total Liabilities	81,482	383,814
Commitments and Contingencies (Note 7)
Stockholders’/Members’ Equity
Memberships	—	19,574
Preferred Stock, $0.01 par value: 20,000,000 shares authorized,	—	—
0 shares issued and outstanding at September 30, 2010
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized,	134	—
13,455,000 shares issued and outstanding at September 30, 2010		—
Class A-1 Common Stock, $0.01 par value: 45,366,690 shares authorized,	443	—
44,323,803 shares issued and outstanding at September 30, 2010		—
Class A-2 Common Stock, $0.01 par value: 45,366,690 shares authorized,	443	—
44,323,803 shares issued and outstanding at September 30, 2010
Additional paid-in-capital	337,949	2,592
Retained earnings	110,940	166,769
Accumulated other comprehensive loss	(767)	(801)
Total Stockholders’/Members’ Equity	449,142	188,134

Total	$530,624	$571,948

CBOE Holdings, Incorporated and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2010 and 2009

	Nine months ended Sept 30,
(in thousands)	2010	2009
	(unaudited)
Cash Flows from Operating Activities:
Net Income	$68,019	$71,547
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	21,701	20,653
Other amortization	52	198
Provision for deferred income taxes	(3,012)	(1,646)
Stock-based compensation	15,565	—
Loss on disposition of property	139	—
Equity in loss of affiliates	542	674
Changes in assets and liabilities:
Accounts receivable	(6,140)	(3,181)
Marketing fee receivable	1,768	(3,473)
Income taxes receivable	(12,965)	8,636
Prepaid expenses	533	1,000
Exercise right appeal settlement receivable	2,086	—
Other current assets	(119)	37
Accounts payable and accrued expenses	(8,049)	(14,144)
Marketing fee payable	(1,974)	2,870
Deferred revenue	11,514	11,094
Post-retirement benefit obligation	(7)	51
Income taxes payable	839	2,001
Settlement with appellants	(3,000)	—
Access fees subject to fee-based payment	(2,688)	—
Net Cash Flows from Operating Activities	84,804	96,317
Cash Flows from Investing Activities:
Restricted funds - temporary access fees	—	(789)
Capital and other assets expenditures	(15,049)	(29,414)
Sale of NSX certificates of proprietary membership, net of fees	—	1,500
Investment in Signal Trading Systems, LLC	(7,990)	—
Net Cash Flows from Investing Activities	(23,039)	(28,703)
Cash Flows from Financing Activities:
Payments for debt issuance costs	(3)	(99)
Payment of quarterly dividend	(10,432)
Net proceeds from issuance of unrestricted common stock	301,238	—
Payment of special dividend	(113,362)	—
Exercise right privilege payable	(300,000)	—
Net Cash Flows from Financing Activities	(122,559)	(99)

Net Increase/(Decrease) in Cash and Cash Equivalents	(60,794)	67,515

Cash and Cash Equivalents at Beginning of Period	383,730	281,423
Cash and Cash Equivalents at End of Period	$322,936	$348,938

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$63,279	$39,820
Non-cash activities:
Unpaid liability to acquire equipment and software	$2,453	$2,631
Unpaid liability for investment in Signal Trading Systems, LLC	$3,833	$—

# # #